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                                                                    EXHIBIT 99.4
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AMF Bowling, Inc.  International Headquarters      Post Office Box 15060    804/730-4000 Telephone        804/559-6276   Facsimile
                   8100 AMF Drive                  Richmond, Virginia 23227
                   Mechanicsville, VA 23111

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FOR IMMEDIATE RELEASE                       Contact:  Merrell Wreden
                                                      AMF
                                                      804/559-8643

                                                      Michael Freitag
                                                      Kekst and Company
                                                      212/521-4896





[AMF LOGO]                                                         NEWS RELEASE


                    AMF BOWLING FILES PLAN OF REORGANIZATION

Richmond, Virginia, August 31, 2001 - AMF Bowling Worldwide, Inc. today filed its proposed plan of reorganization and disclosure statement with the U.S. Bankruptcy Court for the Eastern District of Virginia. AMF Bowling Worldwide and its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 on July 2, 2001.

         "The filing of our reorganization plan is an important milestone in AMF Bowling Worldwide's financial restructuring," said Roland Smith, AMF's President and Chief Executive Officer. "We are particularly pleased that we were able to develop a plan that is supported by the steering committee of our senior secured lenders. We will now focus on securing the requisite approvals from the Court so that the plan can be confirmed and the company can emerge from Chapter 11 as quickly as possible."

         "When we emerge, we will have a much more appropriate debt level and an improved capital structure that will help us towards our goal of financial profitability," added Smith. "In the meantime, we are continuing to focus on serving our customers and improving our operations. I want to thank our customers, our vendors and our employees for their support since the Chapter 11 filing on July 2. Without them, we could not have come as far, as quickly, as we have."

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AMF/Plan of Reorganization                                             Page 2.

         If confirmed, the plan of reorganization would provide the senior secured lenders with recovery of their approximately $620 million in claims through a combination of equity, subordinated notes, and either senior notes or cash in lieu of those notes. Unsecured creditors would receive warrants to acquire 12% of the equity in the reorganized company. AMF Bowling Worldwide would not make a distribution to AMF Bowling, Inc., the parent company. As previously announced, AMF Bowling, Inc. filed a separate petition under Chapter
11. It is unlikely that holders of the common stock or the zero coupon convertible debentures of AMF Bowling, Inc. will receive any recovery in that proceeding.

         Company officials noted that the disclosure statement is subject to the approval of the Court before being mailed to creditors for solicitation of their approval of the plan. Because bankruptcy law does not permit solicitation of an acceptance or rejection of a plan of reorganization until a disclosure statement relating to the plan is approved by the Court, this announcement is not intended to be, nor should it be construed as, a solicitation for a vote on the plan. AMF Bowling Worldwide will emerge from Chapter 11 once the plan receives the requisite creditor approvals and is confirmed by the Court.

         As the largest bowling company in the world, AMF owns and operates 516 bowling centers worldwide, with 399 centers in the U.S. and 117 centers in ten other countries. AMF is also a world leader in the manufacturing and marketing of bowling products. In addition, the company manufactures and sells the PlayMaster, Highland and Renaissance brands of billiards tables. Additional information about AMF is available on the Internet at www.amf.com, as well as on a new toll-free AMF Refinancing Hot Line at 866-743-2625.